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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-121520) and related Prospectus of HCA Inc. for the registration of $1,500,000,000 of debt securities, and to the incorporation by reference of our reports dated March 10, 2005, with respect to the consolidated financial statements of HCA Inc., HCA Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HCA Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP

Nashville, Tennessee
April 19, 2005